UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2006

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1515 South Manchester Avenue, Anaheim, California  92802
(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code:  (714) 774-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01               Entry into a Material Definitive Agreement; and

On September 27, 2006, Iteris, Inc. (the “Company”) entered into an agreement with Special Situations Fund III QP, L.P., Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P. (collectively, the “Funds”) pursuant to which the Company agreed to issue to the Funds warrants to purchase an aggregate of 246,250 shares of the Company’s common stock, subject to adjustment in specified circumstances, in connection with the early exercise by the Funds of existing warrants to purchase an aggregate of 1,250,000 shares of common stock at an exercise price of $1.61 per share.  The Company received $2,012,500 from the Funds as payment in full of the aggregate exercise price of such existing warrants.

The new warrants dated September 28, 2006 (the “Warrants”) are immediately exercisable, have an exercise price of $3.25 per share, subject to adjustment in specified circumstances, and expire in September 2011.  The Company may redeem all of the Warrants, at a price of $0.01 per share of common stock then purchasable pursuant to the Warrants, if the closing bid price of one share of common stock equals or exceeds $6.50 for 20 consecutive trading days, subject to the rights of the holders thereof to exercise the Warrants prior to the redemption date.  In order to exercise this redemption option, the Company must redeem all of the Warrants on the same terms.

The Company also entered into a Registration Rights Agreement, dated September 28, 2006, with the Funds pursuant to which it agreed to file a registration statement within 60 days after September 28, 2006 with the Securities and Exchange Commission with respect to the shares issuable upon exercise of the Warrants.  The Company must use commercially reasonable efforts to keep the registration statement continuously effective until the earlier of (i) the date on which all shares covered by such registration statement have been sold and (ii) the date on which all shares covered by such registration statement may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 3, 2006

ITERIS, INC.,
a Delaware corporation

By:	/S/ JACK JOHNSON
Jack Johnson
President and Chief Executive Officer